Exhibit 10 (g)
FLORIDA EAST COAST INDUSTRIES, INC.
2002 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE June 2, 2005)

Florida East Coast Industries, Inc.
2002 Stock Incentive Plan
(As Amended and Restated Effective June 2, 2005)
ARTICLE 1. INTRODUCTION.
          The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for stock-based Awards in the form of Options, Restricted Stock, Performance Awards and Restricted Stock Units, as well as providing for other long-term performance awards related to the Company’s stock or its stock performance. The Plan is further intended to enable cash incentive awards to qualify as performance-based for purposes of the tax deduction limitations under Section 162(m) of the Code.
          This is an amendment and restatement of the Plan effective June 2, 2005, subject to the approval of the Company’s shareholders. With respect to Awards granted prior to June 2, 2005, the provisions of the Plan as in effect prior to this amendment and restatement shall continue to govern. If this Plan is approved by shareholders, no further awards may be granted under the 1998 Stock Incentive Plan (1998 Plan), provided that with respect to any Awards previously made under the 1998 Plan, the provisions of the 1998 Plan shall govern such prior Awards. In the event that the Company’s shareholders do not approve this amendment and restatement of the Plan, the Plan and the 1998 Plan, as in effect prior to this amendment and restatement shall remain in full force and effect in accordance with its terms.
          The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida (excluding their choice-of-law provisions).
ARTICLE 2. ADMINISTRATION.
          2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

               (a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and
               (b) Such requirements as the Internal Revenue Service may establish for Outside Directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.
          2.2 Committee Responsibilities. The Committee shall have the discretion to (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons. The Committee may make any other provision in individual Awards, including provisions for dispute resolution, that the Committee deems appropriate. To the extent permitted under applicable law, the Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO or other senior members of management as the Committee deems appropriate and may delegate all or any part of its responsibilities and powers to any such person or persons, provided that any such allocation or delegation be in writing; provided, however, that only the Committee, or other committee consisting of two or more Directors, all of whom are both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of the definition of such term as contained in Treasury Regulation Section 1.162-27(e)(3), or any successor definition adopted under Section 162(m) of the Code, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are covered employees within the meaning of Section 162(m)(3) of the Code. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.
          2.3 Indemnification. Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority is delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 3. SHARES AVAILABLE FOR GRANTS.
          3.1 Basic Limitations. Common Stock issued pursuant to the Plan may be authorized but un-issued shares or treasury shares. The aggregate number of shares of Common Stock issued under the Plan with respect to Awards granted after the effective date of the amendment and restatement of the Plan shall not exceed 2.0 million shares, plus the number of shares that are replenished into the pool of available shares as a result of the forfeiture, termination or surrender of awards granted under the Plan or previously granted under the 1998 Plan. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 11.
          3.2 Shares Subject to Terminated Awards. Common Stock covered by any unexercised portions of terminated Options or Stock Appreciation Rights (including canceled Options or Stock Appreciation Rights) granted under Article 5, Common Stock subject to any Awards that are forfeited, and Common Stock subject to any Awards that are otherwise surrendered by the Participant may again be subject to new Awards under the Plan. In addition, shares of Common Stock subject to any awards granted under the 1998 Plan that are terminated, forfeited or otherwise surrendered may again be subject to new awards under the Plan. In the event of the exercise of Stock Appreciation Rights, whether or not granted in tandem with Options, only the number of shares of Common Stock actually issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Common Stock available for the grant of Awards hereunder, and any Common Stock subject to tandem Options, or portions thereof, which have been surrendered in connection with any such exercise of Stock Appreciation Rights shall not be charged against the number of shares of Common Stock available for the grant of Awards hereunder.
ARTICLE 4. ELIGIBILITY.
          4.1 Awards Generally. Except as provided in Section 4.2, Employees, Outside Directors and Consultants shall be eligible for Awards under the Plan. The designation of an individual to receive awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan.
          4.2 Incentive Stock Options. Only Employees of the Company, a Parent, or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

          4.3 Prospective Employees. For purposes of this Article 4, the terms “Employee” shall include a prospective Employee who receives an Award after accepting a written offer of employment from the Company, a Parent or a Subsidiary. If an ISO is granted to a prospective Employee, the date when his or her service as an Employee commences shall be deemed to be the date of grant of such ISO for all purposes under the Plan (including, without limitation, Section 5.1(c)). No Award granted to a prospective Employee shall become exercisable or vested unless and until his or her service as an Employee commences.
          4.4 Restricted Stock. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Stock, Performance Awards or Stock Units.
          4.5 Limitations on Annual Awards. Subject to adjustment in accordance with Article 11, in any calendar year, no Participant shall be granted Awards in respect of more than 500,000 shares of Common Stock (whether through grants of Options, Stock Appreciation Rights or any other Awards under this Plan) and $2.0 million in cash awards.
          4.6 Code Section 409A. Notwithstanding any provision of the Plan, no Award may be granted under the Plan with terms or conditions that would cause such Award to violate the requirements of Section 409A of the Code.
ARTICLE 5. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.
          5.1 Option Awards.
          (a) Award Agreement. Each grant of an Option under the Plan shall be evidenced by a written Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are consistent with the Plan. The Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Award Agreements entered into under the Plan need not be identical.
          (b) Number of Shares. Each Award Agreement shall specify the number of shares of Common Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 11.
          (c) Exercise Price. Each Award Agreement shall specify the Exercise Price; provided that the Exercise Price per share shall in no event be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant. In the case of an NSO, an Award Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

          (d) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
          (e) Transferability. Unless otherwise authorized by the Committee, an Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution. The Committee may, in the manner established by the Committee, allow for the transfer without payment of consideration, of a NSO by a Participant to a member of the Participant’s immediate family or to a trust or partnership whose beneficiaries are members of the Participant’s immediate family. In such case, the Option shall be exercisable only by such transferee. For purposes of this provision, a Participant’s “immediate family” shall mean the Participant’s spouse, children and grandchildren.
          (f) Incentive Stock Option Share Limitation. No Participant may be granted ISOs under the Plan (or any other plans of the Company and its Subsidiaries) that would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.
          5.2 Stock Appreciation Rights.
          (a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of NSOs, subsequent to, the grant to such Participant of the related Option; provided however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 5.2(c).
          (b) Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in each case shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant.

          (c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.
ARTICLE 6. TERMS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.
          6.1 Conditions on Exercise. An Award Agreement with respect to Options and/or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.
          6.2 Duration of Options and Stock Appreciation Rights.
          (a) Termination Events. Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:
(i)	Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii)	Termination of the Award in the event of a Participant’s disability, retirement, death or other termination of service as provided in the Award Agreement; or

(iii)	Ten years from the Date of Grant; or

(iv)	Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.
          (b) Acceleration or Extension of Exercise Time. Subject to the limit under Section 6.2(a)(iii), the Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the date of grant, to permit the exercise of an Option or Stock Appreciation Right (i) prior to the time such Option or Stock Appreciation Right would become exercisable under the terms of the Award Agreement, (ii) after the termination of the Option or Stock Appreciation Right under the terms of the Award Agreement, or (iii) after the expiration of the Option or Stock Appreciation Right.

          6.3 Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised under such procedures and by such methods as the Committee may establish or approve from time to time. The Exercise Price of shares purchased upon exercise of an Option granted under the Plan may, with the approval of the Committee, be paid in full by means of a cashless exercise program under which, if so instructed by the Participant, shares may be issued directly to the Participant’s broker or dealer upon the Participant’s irrevocable election. Alternatively, the Participant may pay the purchase price by cash or any other method approved in advance by the Committee. In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Exercise Price, the part of the Exercise Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Exercise Price any fractional share of Common Stock. Any part of the Exercise Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Exercise Price upon the exercise of any Option shall be held as treasury shares.
          6.4 Change in Control. The Committee may determine, at the time of granting of Options and/or Stock Appreciation Rights or thereafter that all or a part of such Options and/or Stock Appreciation Rights shall become exercisable upon the occurrence of a Change in Control.
ARTICLE 7. RESTRICTED STOCK.
          7.1 Restricted Stock Grants. The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant, stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant, shall become an Award Agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee at its discretion without cash consideration.
          7.2 Transferability. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares, as set forth in the Participant’s Award Agreement, have lapsed or been removed pursuant to Section 7.4 below.
          7.3 Rights as a Shareholder. Upon the acceptance by a Participant of an Award of Restricted Stock, such Participant shall, subject to the restrictions set forth in the Award, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates, if any, representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and Participant’s Award Agreement. Such certificates may be held in custody by the Company until the lapse of the restrictions on the Restricted Stock.
          7.4 Terms and Conditions of Award. Each Award of Restricted Stock shall be subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish; provided, however, that the minimum vesting period (i) for performance-based Restricted Stock Awards shall be one (1) year, and (ii) for time- or service-based Restricted Stock Awards shall be in substantially equal installments over a period of at least three (3) years. With respect to performance-based Awards of Restricted Stock intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Restricted Stock granted to Employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement. Such Restricted Stock Awards may provide for, without limitation, the lapsing of such restrictions as a result of the disability, death or retirement of the Participant, certain terminations of the Participant’s employment (e.g., by the Company without cause or by the Participant for good reason, both as defined in the applicable Award Agreement) or the occurrence of a Change in Control. Notwithstanding the provisions of Section 7.4 above, the Committee may at any time, at its sole discretion, modify or extend Awards of Restricted Stock or accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

ARTICLE 8. PERFORMANCE AWARDS.
          8.1. Performance Awards.
          (a) Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, other Awards made under this Plan. The Award Period shall be two or more fiscal or calendar years as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Employees, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.
          (b) Performance Targets. The performance targets may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion. With respect to Performance Awards intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, the targets will be limited to specified levels of one or more of the Performance Goals. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted to Employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.
          (c) Earning Performance Awards. The Committee, at or as soon as practicable after the date of grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of performance targets.
          (d) Payment of Earned Performance Awards. Subject to the requirements of Article 13, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee, in its sole discretion, may define such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

          8.2. Terms of Performance Awards.
          (a) Termination of Employment. Unless otherwise provided below, in the case of a Participant’s termination of employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards.
          (b) Retirement. If a Participant’s termination of employment is because of retirement prior to the end of an Award Period, the Participant will not be paid any Performance Awards, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under Subsection (d).
          (c) Death or Disability. If a Participant’s termination of employment is due to death or disability (as determined in the sole and exclusive discretion of the Committee) prior to the end of an Award Period, the Participant or the Participant’s personal representative shall be entitled to receive a pro-rata share of his or her Award as determined under Subsection (d).
          (d) Pro-Rata Payment. The amount of any payment made to a Participant whose employment is terminated without cause or by retirement, death or disability (under circumstances described in Subsections (b) and (c)) will be the amount determined by multiplying the amount of the Performance Award which would have been earned, determined at the end of the Award Period, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period under this Section 8.2 shall be made at the end of the respective Award Period, unless otherwise determined by the Committee in its sole discretion.
          (e) Other Events. Notwithstanding anything to the contrary in this Article 8, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under certain circumstances (including the termination without cause, death, disability or retirement of the Participant or the occurrence of a Change in Control) and subject to such terms and conditions as the Committee shall deem appropriate.
ARTICLE 9. OTHER STOCK-BASED AWARDS
          9.1. Grant of Other Stock-Based Awards. Other stock-based Awards, consisting of stock purchase rights, Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other terms and conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.
          9.2. Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article 9 shall be subject to the following:
          (a) Any Common Stock subject to Awards made under this Article 9 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction lapses.
          (b) If specified by the Committee in the Award Agreement, the recipient of an Award under this Article 9 shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award.
          (c) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Change in Control or in the event of a termination of employment prior to the exercise, realization or payment of such Award, whether such termination occurs because of retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.
          (d) With respect to other stock-based Awards (including, without limitation, Awards of Restricted Stock Units under Section 9.3) intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of other stock-based Awards granted to Employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.
          9.3 Restricted Stock Unit Awards.
          (a) Restricted Stock Unit Awards. Without limiting the generality of the foregoing provisions of this Article 9, and subject to such terms, limitations and restrictions as the Committee may impose, Participants designated by the Committee as Participants for purposes of this Section 9.3 may receive Awards of Restricted Stock Units in lieu of or in addition to other Awards under the Plan. The Committee may grant such Restricted Stock Unit Awards representing the right to receive shares of Common Stock in the future subject to the achievement of one or more goals relating to the completion of service by the Participant and/or the achievement of performance or other objectives. Restricted Stock Unit Awards shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants; provided, however, that the minimum vesting period (i) for performance-based Restricted Stock Unit Awards shall be one (1) year, and (ii) for time- or service-based Restricted Stock Unit Awards shall be in substantially equal installments over a period of at least three (3) years. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a shareholder of the Company with respect to the shares of Common Stock covered by such Restricted Stock Unit Award. Upon the lapse or release of all restrictions with respect to a Restricted Stock Unit Award or at a later date if distribution has been deferred, one or more share certificates, registered in the name of the Participant, for an appropriate number of shares, free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant. A Participant’s Restricted Stock Unit Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services. Such Restricted Stock Unit Awards may provide for, without limitation, the lapsing of any applicable restrictions as a result of the disability, death or retirement of the Participant, certain terminations of the Participant’s employment (e.g., by the Company without cause or by the Participant for good reason, both as defined in the applicable Award Agreement) or the occurrence of a Change in Control. Notwithstanding the foregoing, the Committee may at any time, at its sole discretion, modify or extend Awards of Restricted Stock Units or accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.
          (b) Dividend Equivalents. Unless the Committee determines otherwise, a Participant’s Restricted Stock Unit Account shall be credited with a number of Stock Units equal in value to the amount of any cash dividends or stock distributions that would be payable with respect to such Restricted Stock Units had such Restricted Stock Units been outstanding shares of Common Stock (“dividend equivalents”). The number of Restricted Stock Units credited with respect to cash dividends shall be determined by dividing the amount of cash dividends that would be payable by the Fair Market Value of Common Stock as of the date such cash dividends would be payable.
          (c) Distribution. The Restricted Stock Units in a Participant’s Restricted Stock Unit Account shall be distributed, or commence to be distributed, to the Participant only in the form of Common Stock (with fractional shares being payable in cash) at such time and under such method as shall be provided in the applicable Award Agreement. A Participant shall be entitled to receive a distribution of one share of Common Stock for each Restricted Stock Unit credited to his or her Restricted Stock Unit Account and cash equal to the Fair Market Value of any fractional Restricted Stock Unit credited to his or her Restricted Stock Unit Account. Such distribution shall occur at such time, and subject to such terms and conditions, as may be specified in the applicable Award Agreement or as may be otherwise determined by the Committee.
ARTICLE 10. SHORT-TERM CASH INCENTIVE AWARDS.
          10. 1. Eligibility. Executive officers of the Company who are from time to time determined by the Committee to be “covered employees” for purposes of Section 162(m) of the Code will be eligible to receive short-term cash incentive awards under this Article 10.
          10. 2. Awards.
          (a) Performance Targets. For each fiscal year of the Company, the Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals. Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Code. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement. Such targets may include targets established for more than one year.
          (b) Amounts of Awards. In conjunction with the establishment of performance targets for a fiscal year, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained. Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.
          (c) Payment of Awards. Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year.
          (d) Negative Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.
          (e) Guidelines. The Committee shall adopt from time to time written policies for its implementation of this Article 10. Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

          (f) Non-Exclusive Arrangement. The adoption and operation of this Article 10 shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interest of the Company.
ARTICLE 11. PROTECTION AGAINST DILUTION.
          11.1 Adjustments. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of Common Stock, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such equitable adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number and kind of securities available for future Awards under Article 3, (b) the limitations set forth in Section 4.5 or (c) the number and kind of securities subject to outstanding Awards and the Exercise Price under each outstanding Option. Except as provided in this Article 11, a Participant shall have no right by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, or any other increase or decrease in the number of shares of stock in any class.
          11.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee at its discretion, may provide for a Participant to have the right to exercise his or her Options and receive payment of other Awards to the extent determined by the Committee until 10 days prior to such transaction as to some or all of the Common Stock covered thereby, including Common Stock as to which the Options would not otherwise be exercisable. In addition, the Committee may provide that the Company repurchase options applicable to any shares of Common Stock, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent not previously exercised or paid, Awards shall terminate immediately prior to the consummation of such proposed action.
          11.3 Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

ARTICLE 12. LIMITATION ON RIGHTS.
          12.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or an Outside Director. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee or Outside Director at any time, with or without cause, subject to applicable laws, the Company’s Certificate of Incorporation and By-Laws and a written Employment Agreement (if any).
          12.2 Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such Common Stock is issued, book entry made, or, in the case of an Option, the time when he or she become entitled to receive such shares of Common Stock by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan or in the applicable Award Agreement.
          12.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Common Stock under the Plan, shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
          12.4 Surrender or Substitution of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve. With the consent of the Participant, the Committee may substitute a new Award under this Plan in connection with the surrender by the Participant of an equity compensation award previously granted under this Plan or any other plan sponsored by the Company; provided, however, that no such substitution shall be permitted without the approval of the Company’s shareholders in the event that such substitution would be considered a “repricing” under the rules of the New York Stock Exchange. Notwithstanding the foregoing, if the Company elects or otherwise is required to expense the cost of Options for accounting purposes, the Committee shall have the ability to substitute, without the consent of the Participant, Stock Appreciation Rights payable only in Common Stock for outstanding Options; provided, the terms of the substituted Stock Appreciation Rights Awards are the same as the terms for the Options and the difference between the Fair Market Value of the underlying shares and the Exercise Price of the Stock Appreciation Rights is equivalent to the difference between the Fair Market Value of the underlying shares and the Exercise Price of the Options. Any such substitution shall be subject to the approval of the Company’s shareholders if it would be considered a “repricing” under the rules of the New York

Stock Exchange. If this provision creates adverse accounting consequences for the Company, it shall be considered void and of no further effect.
ARTICLE 13. WITHHOLDING TAXES.
          13.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock or make any cash payment under the Plan until such obligations are satisfied.
          13.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her minimum withholding or income tax obligations by having the Company withhold all or a portion of any Common Stock that otherwise would be issued to him or her or by delivering (or being deemed to have delivered) all or a portion of any Common Stock that he or she previously acquired. A participant may also deliver Common Stock held for more than six months to satisfy additional income tax obligations that arise due to a stock award. Such Common Stock shall be valued at their Fair Market Value as of the date when taxes otherwise would be withheld in cash.
ARTICLE 14. FUTURE OF THE PLAN.
          14.1 Term of the Plan. The Plan shall remain in effect until it is terminated under Section 14.2, except that no Awards shall be granted after June 2, 2015.
          14.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules (including rules of the applicable stock exchange on which the Company is listed). No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.
ARTICLE 15. DEFINITIONS.
          15.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 80% of such entity.
          15.2 “Award” means any award of an Option, Restricted Stock, Performance Award, Stock Unit or short-term cash incentive Award under the Plan.
          15.3 “Award Agreement” means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a

Participant specifically setting forth the terms and conditions of an Award granted under the Plan.
          15.4 “Award Period” means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.
          15.5 “Board” means the Company’s Board of Directors, as constituted from time to time.
          15.6 “Change in Control” means the occurrence of any of the following:
          (a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;
          (b) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company as of the date hereof or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors of the Company); or
          (c) The Company adopts, and the shareholders approve, if necessary, a plan of complete liquidation of the Company, or the Company sells or disposes of substantially all of its assets to any “person” or group of affiliated “persons” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a spin-off or similar disposition to the shareholders of the Company; or
          (d) The Company is a party to a merger or consolidation in which the shareholders of the Company immediately prior to such transaction hold less than 50% of the total voting power of the resulting or surviving entity immediately after such transaction in approximately the same proportion as prior to such transaction.
          15.7 “Code” means the Internal Revenue Code of 1986, as amended.
          15.8 “Committee” means the Compensation Committee of the Board, as further described in Article 2.
          15.9 “Common Stock” means the common stock, no par value, of the Company.

          15.10 “Company” means Florida East Coast Industries, Inc., a Florida corporation.
          15.11 “Consultant” means the consultants, advisors and independent contractors retained from time to time by the Company and who are not otherwise deemed to be an Employee or an Outside Director. Service as a Consultant shall be considered employment for all purposes of the Plan other than Section 4.2.and 15.12.
          15.12 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.
          15.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          15.14 “Exercise Price” means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Award Agreement.
          15.15 “Fair Market Value” means, as of the applicable date determined under the Plan terms or otherwise in the discretion of the Committee, the opening, closing, actual, high, low or average selling price of Common Stock, as stated in The New York Stock Exchange Composite Transactions Report and reported in The Wall Street Journal. If a applicable price of Common Stock cannot reasonably be determined as provided in the preceding sentence, the Fair Market Value of Common Stock shall be determined by the Committee in good faith on such basis as it deems appropriate. The determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.
          15.16 “ISO” means an incentive stock option described in Section 422(b) of the Code.
          15.17 “NSO” means a stock option not described in Sections 422 or 423 of the Code.
          15.18 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Stock.
          15.19 “Outside Director” means a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan other than Section 4.2.
          15.20 “Participant” means an individual or estate who holds an Award.
          15.21 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 80% or more of the total combined voting power of all classes of stock in one or the other corporations in such chain. A corporation that attains the status of a parent on a date after the adoption of the Plan shall be considered a parent commencing as of such date.
          15.22 “Participant” means an individual or estate who holds an Award.
          15.23 “Performance Awards” means Awards granted in accordance with Article 8.
          15.24 “Performance Goals” means one or more of the following metrics: operating income, operating profit (earnings from continuing operations before interest and taxes), return on net assets, earnings before interest, taxes, depreciation and amortization, operating profit (before depreciation and amortization), earnings per share, return on investment or working capital, return on shareholders’ equity, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), sales, revenue, leasing performance, development performance and cost targets, any one of which may be measured with respect to the Company or any one or more of its Subsidiaries and either in absolute terms or as compared to another company or companies, and quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities.
          15.25 “Plan” means this Florida East Coast Industries’ 2002 Stock Incentive Plan, as amended and restated effective June 2, 2005, and as further amended from time to time.
          15.26 “Restricted Stock” means Common Stock awarded upon the terms and subject to the restrictions set forth in Article 7.
          15.27 “Restricted Stock Units” means units awarded upon the terms and subject to the restrictions set forth in Section 9.3.
          15.28 “Restricted Stock Unit Account” means the bookkeeping account maintained by the Committee on behalf of each Participant who is credited with Restricted Stock Units and dividend equivalents thereon pursuant to Section 9.3.
          15.29 “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.
          15.30 “Stock Appreciation Rights” means awards granted in accordance with Article 5.
          15.31 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 80% or more of the total combined voting power of all classes of stock in one or the other corporations in such chain. A corporation that attains the status of a subsidiary on a date after the adoption of the Plan shall be considered a subsidiary commencing as of such date.
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